May 10, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U.S.A.

RE:  SCIENTIFIC ENERGY, INC.

We have read the statements that Scientific Energy, Inc. included under Item 4.01 of the Form 8-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm.

Yours truly,

/s/ DCAW(CPA) Ltd.

DCAW (CPA) Ltd

(formerly Dominic K.F. Chan & CO.)